Exhibit 99.1

FOR IMMEDIATE RELEASE

MTR GAMING GROUP JOINT VENTURE SECURES FUNDING FOR
DEVELOPMENT OF RACETRACK

CHESTER, WV — April 24, 2007 — MTR Gaming Group, Inc. (NasdaqGS:MNTG) today announced that North Metro Harness Initiative, LLC, its joint venture with Southwest Casino Corporation, entered into a seven-year $41.7 million Credit Agreement with Black Diamond Commercial Finance, L.L.C. to construct, equip and open its harness racetrack and card club in Minnesota.

The loan is secured by MTR’s equity interest in the joint venture as well as substantially all the assets of the joint venture, but is non-recourse to MTR.  The Credit Agreement contains affirmative, negative and financial covenants and customary events of default.  While the project is under construction, North Metro will make monthly payments of interest only based upon a floating index rate plus 4 percent or on a LIBOR rate plus 6 percent, at North Metro’s option.  After the racetrack opens, the margin decreases to the index rate plus 2.5 percent or the LIBOR rate plus 4.5 percent.  In addition, North Metro must pay a stand-by fee of 4.5% per annum on the unused portion of the facility.

MTR owns 50% of North Metro Harness, which is licensed to build a harness racetrack in Columbus Township, Anoka County, MN and open a card room after the track’s first 50-day live race meet and regulatory approval of its plan of operation.  With a population of 3.2 million in its target market, the facility is located 30 miles north of downtown Minneapolis and 40 miles from the Mall of America.  North Metro’s racetrack will be the first harness racetrack in Minnesota and the second racetrack in the Minneapolis area.  No additional racetracks or card rooms are permitted in the seven-county Minneapolis-St. Paul metro area.

North Metro broke ground on the racetrack during the first quarter of 2007, and expects to open the card room in the third quarter of 2008 with 50 non-banked table games (casino card games and poker).

MTR expects to invest up to a total of $12.5 million in North Metro, subject to the amounts permitted from time to time by its revolving credit facility.

About MTR Gaming Group

MTR Gaming Group, Inc., through subsidiaries, owns and operates the Mountaineer Race Track & Gaming Resort in Chester, WV; Presque Isle Downs & Casino in Erie, PA; Scioto Downs in Columbus, OH; the Ramada Inn and Speedway Casino in North Las Vegas, NV (which is under contract for sale); and Binion’s Gambling Hall & Hotel in Las Vegas, NV.  The Company also owns a 90% interest in Jackson Trotting Association, LLC, which operates Jackson Harness Raceway in Jackson, MI, and a 50% interest in the North Metro Harness Initiative, LLC, which is constructing a harness racetrack and card room 30 miles north of downtown Minneapolis.  MTR is included on the Russell 2000® and Russell® 3000 Indexes.  For more information, please visit www.mtrgaming.com.

Except for historical information, this press release contains forward-looking statements concerning, among other things, the dates of completion and opening of the racetrack and card room and further investment in the project.  Such statements are subject to a number of risks and uncertainties that could cause the statements made to be incorrect and/or for actual results to differ materially. Those risks and uncertainties include, but are not limited to, risks generally attending construction (such as weather, availability of labor and materials, work stoppages, unknown or unforeseen environmental conditions), regulatory approval of North Metro’s card room plan of operations, timely completion of construction and scheduling of race dates by the Minnesota Racing Commission, the cost of constructing the racetrack and card room, any legislative changes affecting the operation or profitability of racetracks and card rooms, availability of harness horses and riders and other factors described in the Company’s periodic reports filed with the Securities and Exchange Commission.  The Company does not intend to update publicly any forward-looking statements, except as may be required by law. The cautionary advice in this paragraph is permitted by the Private Securities Litigation Reform Act of 1995.

For Additional Information, Please Contact:

MTR Gaming Group, Inc.	Investor Relations Counsel:
www.mtrgaming.com	The Equity Group Inc.
Steven D. Overly, VP, Business and Legal Affairs	www.theequitygroup.com
(304) 387-8558	Loren G. Mortman (212) 836-9604
soverly@mtrgaming.com	LMortman@equityny.com

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